                                  EXHIBIT 23.2

Shareholders and Board of Directors
Crown Casino Corporation

Our report on the consolidated financial statements of Crown Casino Corporation and subsidiaries has been incorporated by reference in this form 10-K from page 25 of the 1996 Annual Report to Shareholders of Crown Casino Corporation and subsidiaries. In connection with our audits of such financial statements, we have also audited the related financial statement schedule listed in the index on page 27 of this Form 10-K.

In our opinion, the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, presents fairly, in all material respects, the information required to be included therein.



Dallas, Texas                                          Coopers & Lybrand L.L.P.
August 6, 1996